Exhibit (a)(21)

FOR IMMEDIATE RELEASE

CONTACT

Meg Maise (Corporate Press/Investor Relations)

Take-Two Interactive Software, Inc.

(646) 536-2932

meg.maise@take2games.com

Brunswick Group

Steve Lipin/Nina Devlin

(212) 333-3810

taketwo@brunswickgroup.com

TAKE-TWO INTERACTIVE SOFTWARE, INC. CONFIRMS THAT ELECTRONIC ARTS WILL JOIN TAKE-TWO’S FORMAL PROCESS REVIEWING STRATEGIC ALTERNATIVES AND THAT EA’S TENDER OFFER WILL EXPIRE

New York, NY— August 18, 2008 — Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today confirmed that it expects to sign a confidentiality agreement with Electronic Arts allowing EA to enter into Take-Two’s formal process to evaluate strategic alternatives.  Take-Two also affirmed that it is continuing its discussions as part of this process to maximize value for stockholders.

Take-Two also noted that EA will allow its unsolicited conditional tender offer to acquire all of Take-Two’s outstanding shares to expire at 11:59 p.m., New York City time, today.

Strauss Zelnick, Chairman of Take-Two, commented, “We welcome EA into our formal process and look forward to demonstrating to their Board the significant strides made by Take-Two since they last undertook a detailed review of our business in early 2007.  Our Board remains unwavering in its belief that EA’s unsolicited conditional tender offer of $25.74 per share was inadequate and undervalued Take-Two’s world-class entertainment franchises and our strong operational and financial performance.”

Ben Feder, Chief Executive Officer, added, “We are continuing to consider all alternatives that will maximize value to our stockholders.  As part of that commitment, we are engaged in discussions with other parties as part of a formal process to generate greater value and will act quickly to assist EA in moving expeditiously through our process.  In the meantime, we remain focused on executing on our business goals and creating value for stockholders and consumers of our products.”

For more information, please visit www.taketwovalue.com.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® and Xbox® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play, and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com. All trademarks and copyrights contained herein are the property of their respective holders.

Important Legal Information

In connection with the tender offer commenced by Electronic Arts Inc., the Company has filed with the Securities Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. The Company’s stockholders should read carefully the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to Electronic Arts’ tender offer because it contains important information. Free copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements thereto that the Company has filed with the SEC are available at the SEC’s website at www.sec.gov. This communication does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to Electronic Arts’ tender offer or otherwise.

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company’s stock option grants and the restatement of our consolidated financial statements. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Further risks and uncertainties associated with Electronic Arts’ tender offer to acquire the Company’s outstanding shares are as follows: the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with the Company; the risk that the acquisition proposal will make it more difficult for the Company to execute its strategic plan and pursue other strategic opportunities; the risk that the future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations; and the risk that stockholder litigation in connection with Electronic Arts’ tender offer, or otherwise, may result in significant costs of defense, indemnification and liability. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, in the section entitled “Risk Factors.” All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.

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